Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Cytek Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Preferred Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)

	Equity	Common Stock, par value $0.001 per share	Rule 457(o) and Rule 457(r)			$150,000,000	$92.70 per $1,000,000	$13,905

	Total Offering Amount					$150,000,000		$13,905

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$13,905

(1)

Omitted pursuant to General Instructions II.E of Form S-3. An indeterminate number or amount, as the case may be, of common stock, preferred stock, debt securities and warrants are being registered hereunder as may from time to time be issued at indeterminate prices. The securities being registered hereunder may be convertible into or exchangeable or exercisable for other securities of any identified class, and may be sold separately or in combination with the other securities registered hereunder. In addition to the securities that may be issued directly under this registration statement, there is being registered hereunder such indeterminate aggregate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued upon the conversion, exchange, settlement or exercise of other securities offered hereby. Separate consideration may or may not be received for securities that are issuable upon the conversion or exercise of, or in exchange for, other securities offered hereby. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

In accordance with Rule 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee other than the registration fee due in connection with the $150.0 million of shares of common stock that may be issued and sold from time to time under the equity distribution agreement included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.